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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made as of May 5, 2004 between Wayne P. Garten ("Executive") and Hanover Direct, Inc., a Delaware corporation (the "Company").

            1. Provision of Services. Executive shall serve as the Company's President and Chief Executive Officer (the "President/CEO") and as a member of the Company's Board of Directors (the "Board of Directors").

            2. Responsibilities. Executive shall act and serve during the term of this Agreement as the President and Chief Executive Officer of the Company and shall report to the Board of Directors. Executive's employment responsibilities will include those normally held by the president and chief executive officer of a corporation of a similar size and nature to the Company. Executive shall devote his full-time efforts in connection with his role as President and Chief Executive Officer and member of the Board of Directors.

            3. Term. Subject to Section 6 of this Agreement, the term of this Agreement (the "Agreement Term") and the term for the services of Executive hereunder shall commence as of May 5, 2004 and shall terminate on May 5, 2006.

            4. Compensation. As consideration for Executive's performance of services hereunder as the President/CEO, the following compensation shall be payable pursuant to this Agreement:

            (a) Executive shall receive base compensation at the rate of $600,000 per annum (the "Base Compensation"), payable in accordance with the Company's normal payroll policies.

            (b) The Company shall provide Executive with the employee benefits it provides to its other senior executives, including but not limited to 4 weeks of paid vacation per year, and Executive shall also be entitled to participate in such bonus plans with such targets as the Compensation Committee of the Board of Directors may approve in its sole discretion determined in a manner consistent with bonus opportunities afforded to other senior executives under such plans.

            (c) The Company shall reimburse Executive for his reasonable out-of-pocket expenses in performing services for the Company as President/CEO (such as travel, meals, communications and lodging) which are incurred during the Agreement Term on Company business. Executive shall submit invoices and documentation for such reimbursable expenses on a monthly basis, and the Company shall process payment of the same promptly and in accordance with its customary procedures. In addition, the Company shall reimburse Executive for up to $12,500 of attorneys' fees incurred by

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                  him in connection with legal advice relating to, and the
                  negotiation of, this Agreement.

            5. Stock Options. Subject to shareholder approval of a one for ten reverse stock split of the Company's Common Stock, the Company shall grant Executive 2 stock options (the "Executive Options") to purchase an aggregate of 2,000,000 prereverse split shares of the Company's Common Stock ("Shares"), each with an exercise price of $0.195 per Share. The Executive Options shall be comprised of 2 stock options - (i) an option for 1,000,000 Shares under the Company's 2000 Management Stock Option Plan, and (ii) an additional option for an additional 1,000,000 Shares, which option shall not be granted under a Company plan. The Executive Options shall be exercisable for 10 years and shall be subject to the terms and conditions set forth in the respective Stock Option Agreements annexed hereto.

            The Executive Options shall vest over a 2-year period. Upon the execution of this Agreement, the Executive Options shall be one-third vested. Thereafter, the remaining unvested portion of the Executive Options shall vest at the rate of 50% per year; provided that the Executive Options shall vest in their entirety and become fully exercisable upon the earliest to occur of: (i) Executive's resignation "For Good Reason" (as defined below), (ii) the Company's termination of Executive's services hereunder, other than "For Cause" (as defined below), or (iii) a "Change of Control" (as defined below) of the Company. To the extent the Executive Options vest and become exercisable pursuant to this
      Section 5, they shall remain exercisable (x) for the Executive Option granted under the Company's 2000 Management Stock Option Plan, for the 90 day period immediately following the date of the applicable resignation, termination or Change of Control, and (y) for the Executive Option not granted under a Company plan, for the 180 day period immediately following the date of the applicable resignation, termination or Change of Control. Any unvested portion of the Executive Options on the date of Executive's resignation or termination, as applicable, shall be forfeited. In the event of vesting of the Executive Options on account of a Change of Control, the Company shall use its reasonable best efforts to ensure that such vesting shall take place sufficiently in advance of the Change of Control (but subject to its occurrence) to permit Executive to take all steps reasonably necessary to exercise the Executive Options and to take such action with respect to the Shares purchased under the Executive Options so that those Shares may be treated in the same manner in connection with the Change of Control transaction as the Shares of other Company shareholders.

            To the extent not already covered by a registration statement on Form S-8 relating to the Company's 2000 Management Stock Option Plan, all Shares underlying the Executive Options shall be registered by the Company utilizing a Registration Statement on Form S-8 (or other similar form) prior to December 31, 2004.

            5A. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:


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            (a)   "For Good Reason" shall mean the voluntary resignation by
                  Executive of his employment with the Company on account of any of the following actions: (i) a substantial and material diminution of Executive's duties or responsibilities for the Company; provided, that if, following a Change in Control (as defined below) Executive is appointed to a position as President, Chief Executive Officer or Chief Operating Officer of the Company or its successor, or a subsidiary or affiliate of the Company or its successor, in each case reporting to the Chief Executive Officer of the Company or its successor, such appointment shall not be deemed a substantial and material diminution of his duties or responsibilities, (ii) any reduction of Executive's base salary (as in effect as of the first day of the Agreement Term), or (iii) the Company's (or a successor to the Company pursuant to a Change of Control) requiring Executive to regularly report to work at a facility that is more than 30 miles from Edgewater, New Jersey; provided, however, that in all cases, in order to terminate his employment with the Company For Good Reason, Executive must notify the Company in writing that Good Reason exists within 30 business days ("Business Days") of his knowledge of the event or events constituting Good Reason. The Company shall thereafter have 15 Business Days within which to cure Executive's otherwise Good Reason (the "Good Reason Cure Period"). Unless Executive's Good Reason is cured during the Good Reason Cure Period, his resignation For Good Reason shall become effective on the first Business Day following the conclusion of the Good Reason Cure Period.

            (b) "For Cause" shall mean the involuntary termination by the Company of Executive's employment with the Company on account of his (i) material breach of any of the material terms of the Agreement, (ii) willful and continued failure to perform his regular duties for the Company, (iii) commission of an act of fraud relating to and adversely affecting the Company, (iv) conviction of, or a plea of guilty or nolo contendere to, a felony, or (v) gross negligence in the performance of his duties which adversely affects the Company. Notwithstanding the foregoing, Executive shall not be terminated For Cause without (A) delivery of a written notice to Executive setting forth the reasons for the Company's intention to terminate Executive's employment hereunder For Cause; (B) the failure of Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if cure thereof is possible, to the reasonable satisfaction of the Board of Directors, within 15 Business Days of Executive's receipt of such notice (the "For Cause Cure Period"); and (C) an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors.

            (c) "Change of Control" shall mean the first to occur of any of the events described in clauses (i) through (iii) below, following the first day of the Agreement Term:


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            (i) When any "person" (as such term is used in Sections 13(d) and
      14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") becomes, through an acquisition, the beneficial owner of shares of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change of Control:

                  (A) if a Person owns less than 50% of the voting power of the
            Company and that Person's ownership increases above 50% solely by virtue of an acquisition of stock by the Company, then no Change of Control shall have occurred, unless and until that Person subsequently acquires one or more additional shares representing voting power of the Company; or

                  (B) any acquisition by a Person who as of the first day of the
            Agreement Term owned at least 33% of the Voting Shares.

            (ii) (A) Notwithstanding the foregoing, a Change of Control will be deemed to occur upon the closing of any of the following (each, a "Transaction"):

                        (I) any reorganization, merger, consolidation or other
                  business combination of the Company;

                        (II) any sale or any series of sales occurring on or
                  after the date of this Agreement, involving all or substantially all of the Company's assets; or

                        (III) a complete liquidation or dissolution of the
                  Company.

                  (B) Notwithstanding clause (ii)(A) above, neither of the
            following types of Transactions will be deemed to give rise to a Change of Control:

                        (I) a Transaction involving only the Company and one or
                  more of its subsidiaries; or

                        (II) a Transaction (other than as described in clause
                  (ii)(A)(II) of this definition) immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity.

            (iii) When, within any 24 month period commencing on or after the first day of the Agreement Term, persons who were directors of the Company (each, a "Director") immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death or disability) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company. For purposes of this clause (iii), any Director who was not a Director as of the first day of the Agreement Term shall be deemed to be an Incumbent Director if such Director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or its Nominating Committee who, at


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      the time of the vote, qualified as Incumbent Directors either actually or by prior operation of this clause (iii), and any persons (and their successors from time to time) who are designated by a holder which, as of the first day of the Agreement Term, held 33% or more of the Voting Shares, to stand for election and serve as Directors in lieu of other such designees serving as Directors on the first day of the Agreement Term shall be considered Incumbent Directors. Notwithstanding the foregoing, for purposes of this clause (iii), any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director.

            (d) "Disability" shall mean the inability of Executive to perform his duties under this Agreement for 3 consecutive months or an aggregate of 180 days within a 2-year period.

            6. Termination and Severance. The following provisions shall govern the termination of Executive's employment under this Agreement:

            (a) The Agreement, the Agreement Term, the term for services of Executive and the employment of Executive hereunder will terminate upon the first to occur of the following:

                  (i) the third day after written notice by the Company to Executive that Executive's employment under this Agreement has been terminated For Cause following the end of the For Cause Cure Period;

                  (ii) the tenth day after written notice by Executive to the Company that Executive's employment under this Agreement has been terminated pursuant to his resignation For Good Reason following the end of the Good Reason Cure Period;

                  (iii) the expiration of the Agreement Term;

                  (iv)  the death or Disability of Executive;

                  (v) the day the Company terminates Executive's employment under this Agreement other than For Cause; or

                  (vi) the thirtieth day after written notice by Executive to the Company that the Executive's employment under this Agreement has been terminated pursuant to his resignation other than For Good Reason.

            (b) In the event of the termination of Executive's employment under this Agreement for any of the reasons provided in
                  Section 6(a), Executive shall receive hereunder the Base Compensation through the end of the month in which the date of termination has occurred, plus a termination payment as follows:


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                  (i)   If the termination or resignation is pursuant to Section
                        6(a)(i), 6(a)(iv) or 6(a)(vi) above, no additional amount shall be due and owing to Executive;

                  (ii) If the termination or resignation is pursuant to Section 6(a)(ii) or 6(a)(v) and the Executive has not received or become entitled to receive a Change of Control payment under Section 6(b)(iii), Executive shall be entitled to receive, subject to his continued compliance with the requirements of Sections 9 and 10 of this Agreement, the following severance payments (A) continued payments of his monthly Base Compensation for a period equal to 18 months payable in accordance with the Company's normal payroll practices and policies; and
                        (B) the pro rated portion (based upon the number of days in the fiscal year prior to the effective date of termination) of bonuses earned for the fiscal year in which the effective date of termination occurs pursuant to the Company's bonus plans, as applicable (based upon the terms and conditions of the applicable bonus plan), as described in Section 4(b), accrued vacation and continued coverage under the Company's health, life insurance and long-term disability benefit plans for the 18-month period immediately following Executive's termination or resignation, as applicable. Any such bonus shall be paid to Executive, subject to his continued compliance with the requirements of Sections 9 and 10 of this Agreement, at such time as is consistent with the Company's customary practice.

                  (iii) If a Change of Control occurs within the Agreement Term, then, subject to Section 6(b)(iv), Executive shall be entitled to receive a lump sum payment equal to 200% of his Base Compensation, such payment to be made within thirty days of the closing of the transaction resulting in the Change of Control.

                  (iv) If a Change of Control occurs within the Agreement Term, then, if the Company so requests, as a condition to his entitlement to the payment under Section 6(b)(iii), Executive shall continue his employment hereunder until the end of the Agreement Term, provided that: (i) Executive continues as President, Chief Executive Officer or Chief Operating Officer of the Company or its successor or the Company's or its successor's subsidiary or affiliate; and (ii) he reports to the Chief Executive Officer of the Company or its successor.

                  (v) If the termination is pursuant to Section 6(a)(iii) and the Executive has not received or become entitled to receive a payment under Section 6(b)(iii), then, at the end of the Agreement Term, he shall be entitled to receive, subject to Executive's continued compliance with the requirements of Sections 9 and 10 of this Agreement,


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                        monthly severance payments at the rate of Executive's
                        Base Compensation for a period of 18 months, payable in accordance with the Company's normal payroll practices and policies and continued coverage under the Company's health, life insurance and long-term disability benefit plans for the 18-month period immediately following the end of the Agreement Term.

            7. Arbitration. Any dispute or other controversy arising under or in connection with this Agreement (except that the Company may, at its election, seek to enforce Executive's obligations under Section 9 and/or 10 of this Agreement in a court of competent jurisdiction) shall be settled exclusively by binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall pay all of Executive's attorneys' fees in connection with any arbitration brought by either of the parties hereto pursuant to this Section 7 in which Executive prevails.

            8. Indemnity. If Executive is threatened with or made a party to, or called as a witness or deposed or subpoenaed in, any action, suit or other legal, administrative or governmental proceeding or other legal process by reason that Executive is or was deemed a consultant, officer, employee or other agent of the Company or any of its affiliates, the Company shall defend, indemnify and hold Executive harmless to the maximum extent allowed by applicable law and the Company's Certificate of Incorporation and By-Laws against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements and expenses, including counsel fees reasonably incurred by Executive in connection therewith, to the extent the same are not paid under the Company's D&O insurance policies ("Indemnified Liability" or "Indemnified Liabilities"); provided however, that Executive shall not be entitled to indemnification hereunder to the extent any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, disbursement or expense results from the gross negligence, willful misconduct or criminal conviction or other conduct which bars indemnification under applicable law ("Misconduct") of Executive as determined by a court of competent jurisdiction. Payments under this indemnity in respect of indemnified settlements or judgments shall be paid at the time of final settlement or final judgment (from which no appeal may be taken), or, in respect of counsel fees or costs of defense, which shall be limited to one counsel, shall be paid at the time such fees or costs are incurred.

            The Company may require the Executive to deliver a written undertaking to return any amount advanced to him for indemnification hereunder if it shall thereafter be determined that indemnification is not available to Executive due to his Misconduct.

            This Section 8 shall survive the termination of this Agreement.

            9. Confidentiality. Executive shall at all times both during his employment hereunder and after termination thereof regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company that


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      have been or may be obtained by Executive by reason of the performance of the terms of this Agreement. Executive agrees that all documents, reports, manuals, drawings, designs, tools, equipment, plans, proposals, marketing and sales plans, customer lists, or materials made by the Company or coming into Executive's possession by reason of his performance under this Agreement, are the property of the Company and shall not be used by Executive in any way prohibited by this Agreement. Except as expressly provided herein, during the Agreement Term and after termination thereof, Executive shall not deliver, reproduce, publish or in any way allow, after due care, information describing any trade secrets or other confidential documents or things to be delivered or used by any third party without specific direction or written consent of the Company or in response to lawful process. Immediately upon termination of this Agreement, Executive shall promptly deliver to the Company all documents, tools, equipment, drawings, blueprints, manuals, material and significant or confidential letters and notes, reports, price lists, customer lists and copies thereof, and all other materials relating to the Company's business and which are in the possession of or under the control of Executive. Confidential information as defined above shall exclude information or materials that become generally available to the public other than through disclosure by Executive in violation of this Agreement.

            This Section 9 shall survive the termination of the Agreement.

            10. Nonsolicitation. During the Agreement Term and for a period ending on the later of (i) the period during which the Executive receives severance payments as provided herein, or (ii) one (1) year after the termination of Executive's employment with the Company, Executive and/or any person, firm, corporation or other entity which is controlled by Executive, shall not, without the prior written consent of the Company, personally or as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other entity solicit for employment or hire any employee of the Company or any of its subsidiaries. Executive acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interests of the Company, do not cause the Executive or his affiliates undue hardship, and that any violation of any provision of this Section 10 will result in irreparable injury to the Company and that, therefore, the Company shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

            This Section 10 shall survive the termination of the Agreement.

            11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York.

            12. Modification. This Agreement may only be modified by mutual agreement.


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            13. Assignment. This Agreement is a personal service contract and may not be assigned by either party, except that the Company may assign this Agreement to its successor in interest in connection with a sale of assets, merger or similar transaction, or any Change of Control transaction, so long as the successor assumes the Company's obligations hereunder.

            14. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed received when personally delivered, or the next business day after deposit in overnight mail or five days after mailing by registered mail. Notices shall be sent to the parties at their addresses set forth below or to such different addresses as such parties shall direct by notice sent in accordance with this paragraph.

            If to Executive:

                  Wayne P. Garten
                  President and Chief Executive Officer
                  Hanover Direct, Inc.
                  115 River Road, Building 10
                  Edgewater, New Jersey 07020
                  Email: wgarten@hanoverdirect.com

            with copies to:

                  Daniel Pollack, Esq.
                  Pollack & Kamanski
                  114 West 47th Street, 19th Floor
                  New York, New York 10036
                  Fax.: 212-575-6560
                  Email: dapollack@pollacklawfirm.com

            If to the Company:

                  Corporate Counsel
                  Hanover Direct, Inc.
                  1500 Harbor Boulevard
                  Weehawken, New Jersey 07087
                  Fax: 201-272-3498

            and

                  Chief Operating Officer
                  Hanover Direct, Inc.
                  115 River Road, Building 10
                  Edgewater, New Jersey 07020
                  Fax: 201-272-3465

            with copies to:


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                  Sarah Hewitt, Esq.
                  Brown Raysman Millstein Felder & Steiner LLP
                  900 Third Avenue, 21st Floor
                  New York, New York 10022
                  Fax: 212-895-2900
                  Email: Shewitt@Brownraysman.com

            15. Counterparts; Telecopy. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by telecopy signature which shall be deemed an original.

            16. Successors and/or Assigns. Whenever in this Agreement either of the parties hereto is referred to, such reference shall be deemed to include the successors and/or permitted assigns and/or personal representatives of such party, and this Agreement shall inure to the benefit of and shall be binding on the parties hereto and the successors and/or permitted assigns and/or personal representatives of each such party.

            17. Entire Agreement. This Agreement (together with the Stock Option Agreements annexed hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

            18. No Conflict. Executive represents and warrants to the Company that neither the execution of this Agreement nor the performance of his obligations hereunder violate any agreement to which he is a party or by which he is otherwise bound.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         HANOVER DIRECT, INC.

                                         By:   /s/ Michael D. Contino
                                               ---------------------------------
                                               Name:  Michael D. Contino
                                               Title: Executive Vice President


                                         /s/ Wayne P. Garten
                                         ---------------------------------------
                                         Wayne P. Garten



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